Exhibit 99.1
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
MAY 29, 2003

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4505 • Fax: (402) 339-0265
E-Mail: stormy.dean@infoUSA.com
LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

     infoUSA Expands Bank Credit Facility to Fund Bond Repurchase

(OMAHA, NE)—infoUSA, (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that it has restructured its senior credit facility, allowing it to begin redeeming its outstanding 91/2% Senior Subordinated Notes. The previous $115 million senior credit facility, of which $62 million is currently outstanding, has been restructured to a larger $145 million facility, comprised of a $100 million term loan and a $45 million revolving line of credit. The increased availability will be used primarily to redeem a portion of the company’s 91/2% Senior Subordinated Notes, of which $92 million are presently outstanding. The Notes are scheduled to mature in 2008, with a call provision starting in June 2003. Any discretionary funds under this facility may also be used for general corporate purposes or acquisitions. The company anticipates that replacing its Senior Subordinated Notes with this lower rate senior credit facility will result in significant interest cost savings over the next five years.

Vin Gupta, Chairman and CEO, infoUSA, commented, “As we’ve stated many times, one of our most important goals is to de-leverage the company. By repurchasing our Senior Subordinated Notes, we plan to have more cash flow available after paying the lower interest expense to continue to reduce our credit obligations. We also intend to continue to apply a portion of our sizeable internal cash flow for additional debt repayment. We anticipate that these actions will increase earnings per share over the long term.”

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

infoUSA Safe Harbor Statement: Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the companies’ filings with the Securities and Exchange Commission.